EXHIBIT 10.43

                     STOCK OPTION AGREEMENT


          THIS AGREEMENT, dated August 30, 1996, between REYNOLDS
METALS COMPANY, a Delaware corporation ("Reynolds"), and Jeremiah
J. Sheehan "Optionee").

          WHEREAS, the Committee designated to administer the Reynolds Metals Company 1996 Nonqualified Stock Option Plan ("Plan") has selected Optionee as a key employee of Reynolds to whom an option is to be granted under the Plan, and has recognized that through Optionee's efforts and because of Optionee's responsibilities, Optionee is in a position to contribute substantially to the overall success and growth of Reynolds;

          NOW, THEREFORE, the parties agree as follows:

               1. Reynolds grants to Optionee an option to purchase from Reynolds 150,000 shares of its Common Stock, no par value, at a price of $53.50 per share, and otherwise in accordance with the terms and conditions stated in the Plan.

               2. Subject to the terms of the Plan and of this Agreement (including paragraph 3 below), the option granted hereunder shall be exercisable in whole or part, from time to time, on and after August 30, 1997, but in no event later than the earlier of (a) March 31, 2000 or (b) the date specified in the Plan relating to Optionee's termination of employment with Reynolds and its subsidiaries. No option may be exercised for less than 100 shares of Common Stock unless the Optionee is electing to exercise all the remaining options then exercisable under this Agreement.

          3. The option granted hereunder shall be exercisable only if (a) on or before September 30, 1999, the Fair Market Value (as defined in the Plan) of the Common Stock equals or exceeds 150% of the exercise price for a period of 30 consecutive calendar days and (b) Optionee becomes Chief Executive Officer of Reynolds and remains in that position through the date the condition set forth in clause (a) is satisfied. For purposes of applying the 150% ratio in clause (a) of the previous sentence, proportionate adjustments shall be made as appropriate in accordance with Section 6.02 of the Plan in the event of a recapitalization.

               4. This Agreement is at all times subject to the terms and conditions of the Plan, which terms and conditions are incorporated herein by reference.

               5. All notices to Reynolds must be in writing, addressed to the Director, Employee Financial Services,
          Reynolds Metals Company, 6601 West Broad Street,
          Richmond, Virginia 23230-1701, and are effective upon receipt.

               6. The effectiveness of this Agreement and of any grant of an option hereunder are subject to compliance with all applicable laws and regulations and to receipt of any governmental approvals necessary for the performance by the parties of their obligations hereunder, including but not limited to compliance with and approvals under all applicable exchange control and securities laws.

          IN WITNESS WHEREOF, Reynolds and Optionee have executed this Agreement in duplicate as of the date first above written.


                                   REYNOLDS METALS COMPANY


                                   Richard G. Holder

                                   By   Richard G. Holder


                                   Jeremiah J. Sheehan

                                   ______________________________
                                              Optionee